Exhibit 10.6

                              Amended and Restated
                      Pactiv Corporation Change-in-Control
                    Severance Benefit Plan for Key Executives

     The Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives (the "Plan") was established by Pactiv Corporation (the "Company") November 4, 1999 (the "Effective Date"). It was amended and restated effective March 1, 2005, further amended and restated effective December 29, 2006, and is hereby further amended and restated effective March 27, 2009. The purpose of the Plan is to induce Key Executives to enter into or continue services or employment with, and to steadfastly serve, the Company if and when a Change in Control (as defined below) is threatened, despite attendant career uncertainties, by committing the Company to provide severance benefits in the event their employment terminates as a result of a Change in Control.


Article 1. Definitions

     (a) "Change in Control" shall mean the first to occur of the following events (but no event other than the following events), except as otherwise provided herein:

              (i) Any person and any of their affiliates or associates becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of either the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities having general voting rights. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this paragraph solely because the requisite percentage of the Company's then outstanding shares of common stock or the combined voting power of the Company's then outstanding securities having general voting rights is acquired by one (1) or more employee benefit plans maintained by the Company; or

              (ii) Members of the Incumbent Board cease to constitute a majority of the Company Board; or

              (iii) The consummation of any plan of merger, consolidation, share exchange, or combination between the Company and any person including without limitation becoming a subsidiary of any other person without members of the Incumbent Board, as constituted immediately prior to the merger, consolidation, share exchange, or combination constituting a majority of the board of directors of: (1) the surviving or successor corporation, or (2) if the surviving or successor corporation is a majority-owned subsidiary of another corporation or corporations, the ultimate parent company of the surviving or successor corporation; or

              (iv) The consummation of any sale, exchange, or other disposition of all or substantially all of the Company's assets without members of the Incumbent Board immediately prior to any sale, exchange, or disposition of all or substantially all of the Company's assets constituting a majority of the board of directors of: (1) the corporation which holds such assets after such disposition, or (2) if such corporation is a majority-owned subsidiary of another corporation or corporations, the ultimate parent company of the successor corporation, provided that the Company Board may determine conclusively that any transaction does not constitute a sale, exchange, or other disposition of substantially all of the Company's assets; or

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              (v)    The Company's stockholders approve a plan of complete
                     liquidation or dissolution of the Company.

     (b) "Committee" means the Compensation/Nominating/Governance Committee of the Company Board.

     (c) "Company" means Pactiv Corporation and any stock corporation of which a majority of the voting common or capital stock is owned directly or indirectly by Pactiv Corporation.

     (d)   "Company Board" means the Board of Directors of the Company.

     (e) "Constructive Termination" will be deemed to have occurred if, upon or following the Change in Control and within two (2) years after the Key Executive becomes aware of a circumstance described in (i)-(v) below, a Key Executive Separates from Service from the Company after the Company, by action or inaction, and without the Key Executive's express prior written consent; provided, however, that a Constructive Termination shall not be effective unless a written notice is delivered from the Key Executive to the Company specifically identifying an event provided in (i)-(v) below and of his or her intent to terminate due to such event (a "Constructive Termination Notice"). Upon receipt of a Constructive Termination Notice, the Company shall have thirty (30) days to correct the circumstance described by such notice. The Constructive Termination circumstances are as follows:

              (i) Diminish in any manner the Key Executive's status, position, duties, or responsibilities with the Company from those in effect immediately prior to the Change in Control; without limiting the foregoing, for purposes of this clause
                     (i), a diminution will be deemed to have occurred if the Key Executive does not maintain the same or greater status, position, duties, and responsibilities with the ultimate parent corporation of a controlled group of corporations of which the Company is a member upon consummation of the transaction or transactions constituting the Change in Control;

              (ii) Reduce the Key Executive's then current annual cash compensation from the Company below the sum of: (1) the Key Executive's annual base salary or annual base compensation from the Company in effect immediately prior to the Change in Control, and (2) the Key Executive's average annual award under the Company's Executive Incentive Compensation Plan (or any successor plan) for the three (3) calendar year periods (or for such shorter period as the Key Executive has been employed by the Company) completed immediately prior to the Change in Control;

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              (iii)  Cause a material reduction in: (1) the level of aggregate
                     Company-paid medical benefit, life insurance, and disability plan coverages; or (2) the aggregate rate of Company-paid thrift/savings plan contributions and of Company-paid defined benefit retirement plan benefit accrual, from those coverages and rates in effect immediately prior to the Change in Control;

              (iv) Effectively require the Key Executive to relocate because of transfer of the Key Executive's place of employment with the Company from the place where the Key Executive was employed immediately prior to the Change in Control; for purposes of the foregoing, a transfer of place of employment shall be deemed to require a Key Executive to relocate if such transfer: (1) is greater than twenty-five
                     (25) miles from the place where the Key Executive was employed immediately prior to the Change in Control, and
                     (2) increases the normal commuting time of such Key Executive by more than fifty percent (50%); or

              (v) Materially breach their duties and obligations under the Plan.

           A Constructive Termination will be deemed to have occurred for all Key Executives if any successor to the Company in a merger, consolidation, purchase, or other combination constituting a Change in Control fails to assume, in writing, all of the Company's obligations under the Plan promptly upon consummation of such Change in Control. In addition, a determination that a Key Executive has been Constructively Terminated for purposes of eligibility for benefits under this Plan shall be based solely on the criteria set forth in this paragraph (d) and the Key Executive's eligibility or application for, or receipt of, any retirement benefits from the Company following Separation from Service shall have no bearing on such determination.

     (f) "Discharge for Cause" shall be deemed to have occurred only if, following the Change in Control, a Key Executive is discharged by the Company from employment because:

              (i) The Key Executive has engaged in dishonesty or other serious misconduct related to the Key Executive's material duties as an employee of the Company; or

              (ii) The Key Executive has willfully and continually failed (unless due to incapacity resulting from physical or mental illness) to perform the duties of his or her employment by the Company after written demand for substantial performance is delivered to the Key Executive by the Company specifically identifying the manner in which the Key Executive has not substantially performed such duties.

           Notwithstanding the foregoing, a Key Executive who, immediately prior to the Change in Control, is a member of Executive Group I shall not be deemed to have been Discharged for Cause under paragraph (i) or
           (ii) above unless a written notice has been delivered to the Key Executive stating that the Company has terminated the Key Executive's employment, which notice shall include a resolution, adopted by at least a three-quarter's vote of the Incumbent Board (after the Key Executive has been provided with reasonable notice and an opportunity, together with counsel, for a hearing before the entire Incumbent Board), finding that the Key Executive has engaged in the conduct set forth in clause (i) or (ii) of this Article 1(e).

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     (g)   "Executive Group I" shall consist of each individual who is an executive officer of the Company and any other officer as approved by the Committee in writing on or before the Change in Control as a member of Executive Group I.

     (h) "Executive Group II" shall consist of each individual who: (i) immediately prior to the Change in Control, is an active participant in the Company's Executive Incentive Compensation Plan, is not a member of Executive Group I and has been designated in writing by the Chairman of the Board and Chief Executive Officer of the Company, or
           (ii) immediately prior to the Change in Control, is an employee of the Company who has been designated by the Chairman of the Board and Chief Executive Officer of the Company, in writing on or before the Change in Control, as a member of Executive Group II.

     (i) "ICP" means the Pactiv Corporation 2002 Incentive Compensation Plan, as amended from time to time, and any successor thereto.

     (j) "Incentive Compensation" shall include Annual Incentive Awards, Performance Units, Performance Shares, Cash-Based Awards, and Stock Awards as defined under the ICP, or any similar or successor plan, and any other compensation under any other compensation or incentive plans of the Company that is contingent upon the achievement of specified performance goals, but which shall exclude Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units as defined and which may be granted under the ICP, or any similar plan.

     (k)   "Incumbent Board" means:

           (i) The members of the Company Board on the Effective Date, to the extent that they continue to serve as members of the Company Board; and

           (ii) Any individual who becomes a member of the Company Board after the Effective Date, if his or her election or nomination for election as a director is approved by a vote of at least three-quarters of then Incumbent Board.

     (l) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     (m) "Key Executive" means an individual who, immediately prior to the Change in Control, is a member of Executive Group I or Executive Group II.

     (l) "Separates from Service" or "Separation from Service" shall mean the Key Executive's "separation from service," with the same meaning as prescribed in Internal Revenue Code Section 409A and the regulations thereunder.

     (m) "Specified Employee" shall mean as of the date of Separation from Service, a specified employee as defined in Internal Code Section 409A and the regulations thereunder.

     (n) "Threatened Change in Control" shall mean: (i) any publicly disclosed proposal, offer, actual or proposed purchase of stock, or other action which, if consummated, would, in the opinion of the Incumbent Board, constitute a Change in Control, including the Company entering into an agreement, the consummation of which would result in a Change in Control, or (ii) the adoption of a resolution by the Incumbent Board that a Threatened Change in Control has occurred.

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     (o)   "Threatened Change-in-Control Period" shall mean the period beginning on the date a Threatened Change in Control occurs and ending on the earlier of: (i) the date the proposal, offer, actual or proposed purchase of stock, or other action is formally withdrawn or the Incumbent Board has determined that the circumstances which constituted the Threatened Change in Control no longer exist, or (ii) the date a Change in Control occurs. For purposes of the foregoing definitions, the terms "associate," "affiliate," "person," and "beneficial owner" shall have the respective meaning set forth in Sections 13(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, and the regulations promulgated under Section 12 of the Exchange Act.


Article 2. Eligibility for Benefits

     If the Key Executive is a member of Executive Group I or Executive Group II, he or she shall be entitled to receive the benefits described in Articles 3, 4, and 6 below; provided that: (i) the Key Executive has executed a Waiver and Release Agreement that releases any employment-related claims against the Company, other than claims for vested benefits under the benefits and compensation plans, programs, and arrangements of the Company; and (ii) the Key Executive has executed a Restrictive Covenant Agreement certifying his or her willingness to comply with a noncompetition, nonsolicitation and/or confidentiality covenant substantially similar to that used by the Company in comparable severance situations.


Article 3. Severance Benefits

     If: (a) within two (2) years after a Change in Control, a Key Executive Separates from Service as an employee with the Company because: (i) the Key Executive is discharged by the Company, provided such discharge is not a Discharge for Cause, is not a voluntary termination by the Executive, or is not a termination due to death or disability, or (ii) because of Constructive Termination, and (b) throughout the period beginning with the Change in Control and ending with such Separation from Service with the Company, the Key Executive remains an employee of the Company, he or she shall be entitled to receive the following benefits:

     (a) If the Key Executive is a member of Executive Group I immediately prior to the Change in Control: an amount equal to two (2) times the sum of: (i) the Key Executive's annual base salary in effect immediately prior to the Change in Control, plus (ii) the greater of:
           (1) the average of the Key Executive's annual awards under the Company's Executive Incentive Compensation Plan (or any successor plan) for the last three (3) years of the Key Executive's employment with the Company or such shorter period as the Key Executive has been employed by the Company, or (2) the Key Executive's targeted annual award under such plans in effect immediately prior to the Change in Control.

     (b) If the Key Executive is a member of Executive Group II immediately prior to the Change in Control: an amount equal to one (1) times the sum of: (i) the Key Executive's annual base salary in effect immediately prior to the Change in Control, plus (ii) the greater of:
           (1) the average of the Key Executive's annual awards under the Company's Executive Incentive Compensation Plan (or any successor plan) for the last three (3) years of the Key Executive's employment with the Company or such shorter period as the Key Executive has been employed by the Company, or (2) the Key Executive's targeted annual award under such plans in effect immediately prior to the Change in Control.

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     (c)   All deferred compensation (and earnings accrued thereon) credited to the account of a Key Executive under any deferred compensation plan, program, or arrangement of the Company shall be paid to such Key Executive, notwithstanding any provisions of such plan, program, or arrangement to the contrary.

     (d) The Key Executive and his or her eligible dependents, if any, shall continue to be covered by the health, life, and disability plans applicable to comparably situated active employees as in effect from time to time and subject to the rules thereof (including any requirement to make contributions or pay premiums, except that the Key Executive shall contribute or pay on an after-tax basis) for the period described below. For persons entitled to Executive Group I benefits, and their eligible dependents, the period is two (2) years from his or her Separation from Service. For persons entitled to Executive Group II benefits, and their eligible dependents, the period is one (1) year from his or her Separation from Service. This period of coverage will not count against the maximum period of health coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and persons covered by this provision will be afforded their applicable COBRA rights at the end of the health coverage provided herein.

           If, as of the Key Executive's date of Separation from Service, the provision to the Executive of the insurance coverage described in this Article 3(e) would either: (i) violate the terms of the Company's health insurance plan (or any other related insurance policies), (ii) violate any of the Internal Revenue Code's nondiscrimination requirements applicable to the health insurance coverage, or (iii) cause the Key Executive to be subject to the excise tax under Internal Revenue Code Section 409A, then the Company, in its sole discretion, may elect to pay the Key Executive, in lieu of the health insurance coverage described under this Article 3(e) a lump-sum cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation coverage) that would have been paid by the Company for the Key Executive under the insurance plan from the date of termination through the time period specified for Executive Group I or Executive Group II, whichever is applicable.

           In the event that any insurance coverage provided under this Article 3(e) is subject to federal, state, or local income or employment taxes or Internal Revenue Code Section 409A excise tax, or in the event that a lump-sum payment is made in lieu of insurance coverage, the Company shall provide the Key Executive with an additional payment in the amount necessary such that after payment by the Key Executive of all such taxes (calculated after assuming the Key Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including any taxes imposed on the additional payments, the Key Executive effectively received coverage on a tax-free basis or retains a cash amount equal to the health insurance cash payments provided pursuant to this Article 3(e).

     (e) The Company shall provide the Key Executive with the lump-sum cash value of an additional pension benefit in its retirement plans, including its Supplemental Retirement Plan, as if the Key Executive's employment had continued for an additional one (1) year for Executive Group II or two (2) years for Executive Group I, and calculated as if relevant pay for such additional period is at the same level as on the date the Key Executive Separates from Service.

     (f) The Company shall provide each Key Executive with the lump-sum cash value of reasonable outplacement services not to exceed fifty thousand dollars ($50,000), consistent with past practices of the Company with respect to officers at such level prior to the Change in Control.

     (g) If a Key Executive receives other cash severance benefits from the Company, the amount of severance benefit to which the Key Executive is entitled under Article 3(a) or (b) above shall be considered to be satisfied to the extent of such other cash severance payment.


Article 4. Other Benefits

     Upon a Change in Control, and without regard to the Key Executive's employment status following such Change in Control, the Key Executive shall be paid their Incentive Compensation (other than Performance Shares, Performance Units, Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units, which are addressed below) as follows: (i) any Incentive Compensation that has been allocated or awarded to such Key Executive for a completed calendar year or other measuring period preceding the Change in Control but has not yet been paid shall be paid out at the amount so allocated or awarded; and (ii) any Incentive Compensation for the current calendar year or other measuring period shall be paid out pro rata, to the date of the Change in Control, calculated as if one hundred percent (100%) of any performance targets or goals were achieved or otherwise on a basis on which such Key Executive will receive a pro rata portion (based on elapsed time) of the amounts he or she would have been entitled to receive if he or she had continued to be employed by the Company throughout the period contemplated with respect to such award and if all other conditions for receiving the target amount with respect to all such awards had been met, notwithstanding any provision of any such plan to the contrary.

     Upon a Change in Control, and without regard to the Key Executive's employment status following such Change in Control, the Key Executive shall receive an amount, paid in a single lump sum of cash, equal to the value of all Performance Shares or Performance Units awarded or allocated, as follows: (i) the portion of a Performance Share or Performance Unit award (or tranches) related to a completed calendar year or other measuring period for which the Committee has allocated a notional or conditional percentage value, based on performance during such year or other period, valued at such notional or conditional values, plus (ii) the portion of a Performance Share or Performance Unit award (or tranches) related to a year or other measuring period for which the Committee has not allocated a notional or conditional percentage value (including the current and future years), valued as if one hundred percent (100%) of any performance targets or goals were achieved during such years or periods and assuming satisfaction of all other conditions for receiving the target amount with respect to all such awards had been met, notwithstanding any provision of any such plan to the contrary. Performance Shares shall be valued at Fair Market Value (as defined the ICP) as of the date preceding the date of such Change of Control. Performance Units shall be valued as determined under the ICP.

     Upon a Change in Control, and without regard to the Key Executive's employment status following such Change in Control, and except to the extent an applicable award is replaced by a Replacement Award (as defined below): (i) all Stock Options and Stock Appreciation Rights under the Company's Stock Ownership Plan or the ICP, or any other similar plan maintained by the Company, shall immediately become fully vested and exercisable; and (ii) all Restricted Stock or Restricted Stock Units under the ICP, or any other similar plan maintained by the Company, whose vesting depends merely on the satisfaction of a service obligation by a Key Executive to the Company shall vest in full and be free of restrictions related to the vesting of such awards. To the extent an applicable award is replaced by a Replacement Award, and the Key Executive Separates from Service due to an involuntary termination of employment or a Constructive Termination within the two (2) year period following a Change in Control, all Replacement Awards shall become fully vested and, if applicable, exercisable.

     Stock Options and Stock Appreciation Rights shall remain exercisable for the lesser of thirty-six (36) months from the date of Change in Control or termination, as applicable, or the remaining life of the Stock Option or the Stock Appreciation Right. The terms "Stock Options," "Stock Appreciation Right," "Restricted Stock," and "Restricted Stock Unit" shall have the meaning ascribed to those terms as in the ICP.

     For the purposes of this Article 4, the term Replacement Award shall mean an award which: (i) which has a value at least equal to the value of the replaced award as determined by the Company in its sole discretion; (ii) relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iii) other terms and conditions are not less favorable to the Key Executive than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent Change in Control); and (iv) the terms of the Replacement Award satisfy the conditions of Internal Revenue Code Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Article 4 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.


Article 5. Method of Payment

     If the Key Executive is not a Specified Employee, the Company shall pay, or cause to be paid, the cash severance benefits under the Plan to the Key Executive in a single cash sum as soon as administratively practicable, but in no event later than March 15 of the calendar year after the calendar year of the Executive's date of Separation from Service. If the Key Executive is a Specified Employee, the Company shall pay, or cause to be paid, the cash severance benefits under the Plan to the Key Executive in a single cash sum not sooner than the six (6) month anniversary of the Key Executive's Separation from Service. Notwithstanding the above, payment shall not be made by the Company prior to the submission of a claim as required by Article 12 of the Plan.

     Notwithstanding the preceding paragraph, no payment provided under this Plan shall constitute an impermissible acceleration of deferred compensation within the contemplation of Section 409A of the Internal Revenue Code, and no payment shall be made until the earliest date on which it would not constitute such an acceleration. Except for withholdings required by law to satisfy local, state, and federal tax withholding requirements, no offset or any other reduction shall be taken in paying such benefit.

     Notwithstanding this Article 5, the Company's obligation to pay cash severance amounts due the Key Executive pursuant to this Article 5, to the extent not already paid, shall cease immediately and such obligation will be forfeited if it is determined by the Company within a six (6) month period following the Key Executive's Separation from Service, that the Key Executive committed an act which would have resulted in the Key Executive's Discharge for Cause. To the extent already paid, if it is determined by the Company within a six (6) month period following the Key Executive's Separation from Service that the Key Executive committed an act which would have resulted in the Key Executive's Discharge for Cause, the severance amounts provided hereunder shall be repaid in their entirety by the Key Executive to the Company, and all rights to such payments shall be forfeited.


Article 6. Gross-Up Payment

     If the sum (the "combined amount") of the payments as described herein and other payments or benefits which the Key Executive has received or has the right to receive from the Company or any of its subsidiaries which are defined in Internal Revenue Code Section 280G(b)(2)(A)(i) would constitute a "parachute payment" (as defined in Internal Revenue Code Section 280G(b)(2)), the combined amount shall, unless the following sentence applies, be decreased by the smallest amount that will eliminate any parachute payment. If the decrease referred to in the preceding sentence is 10 percent (10%) or more of the combined amount, the combined amount shall not be decreased, but rather the Company shall pay to the Key Executive an amount sufficient to provide the Key Executive, after tax, a net amount equal to the Internal Revenue Code Section 4999 excise tax imposed on such combined amount, as increased pursuant to this
Article 6 (the "Gross-Up Payment"). For this purpose, "after tax" means the amount retained by the Key Executive after satisfaction (whether through withholding, direct payment, or otherwise) of all applicable federal, state, provincial, and local income taxes at the highest marginal tax rate, and the Key Executive's share of any applicable FICA taxes.

     If a Key Executive becomes entitled to a Gross-Up Payment as provided in this Article 6 of the Plan, the Company shall pay the Gross-Up Payment, and such payment shall include all Gross-Up Payments due in respect of payments made before, payments made at the same time as, and payments projected to be made after the payment dates as provided in Article 5 of the Plan. If the Key Executive is not a Specified Employee, the Company shall pay the Gross-Up Payment as soon as administratively practicable, but not later than March 15 in the calendar year following the Key Executive's Separation from Service. If the Key Executive is a Specified Employee, the Company shall pay the Gross-Up Payment as soon as administratively practicable on or after the date six (6) months following the date of the Executive's Separation from Service.

     In determining the potential impact of the Internal Revenue Code Section 4999 excise tax, the Company may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent auditors; however, such advice shall be deemed mutually acceptable to the Company and the Key Executive. All calculations for purposes of determining whether any of the combined amount will be subject to the excise tax and the amounts of such excise tax will be made in accordance with applicable rules and regulations under Internal Revenue Code Section 280G in effect at the relevant time. The Company shall make the calculations available to the Key Executive and the Key Executive's tax advisor and shall pay the reasonable fees of the advisor for reviewing and counseling the Key Executive with respect to such calculations, not to exceed ten thousand dollars ($10,000).

     If the Internal Revenue Service adjusts the computation of the Company so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as reasonably determined by the Plan Administrator. If the Key Executive is a Specified Employee, such reimbursement shall be made as soon as administratively practicable on a date on or after the date six (6) months following the Key Executive's date of Separation from Service, and if the Key Executive is not a Specified Employee, such reimbursement shall be made as soon as administratively practicable but not later than March 15 of the calendar year following the calendar year in which the Internal Revenue Service adjusts the Key Executive's computation. If the Internal Revenue Service adjusts the computation such that the Company has exceeded the maximum amount as provided for, then the amount paid in excess shall be owed back to the Company with applicable interest.

     If, after the receipt by the Key Executive of an amount advanced by the Company pursuant to this Article 6, the Key Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any excise tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company's complying with the requirements of this Article 6) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).


Article 7. Assignment

     No Key Executive may assign, transfer, convey, mortgage, hypothecate, or in any way encumber any severance benefit payable under the Plan, nor shall the Key Executive have any right to receive any severance benefit under the Plan except at the time, in the amount and in the manner provided in the Plan, provided that the rights of a Key Executive under the Plan may be enforced by the Key Executive's heirs and legal representatives.

     This Plan may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of "the Company" under the provisions of the Plan. As used in the preceding sentence, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all, or substantially all, of the assets or business of the Company. Notwithstanding such assignments, the Company shall remain, with such successor, jointly and severally liable for all obligations under the Plan, which, except as herein provided, may not be assigned by the Company.


Article 8. Plan Amendment and Termination

     The Plan may be terminated or amended at any time by the Company Board provided that during a Threatened Change-in-Control Period, the Plan may not be terminated or amended in any manner that reduces the benefits to a Key Executive or adversely affects the rights of a Key Executive under the Plan, with any such reduction or adverse effect determined as if the Key Executive had incurred a Separation from Service as described in Article 2. In the event of a Change in Control, no amendment or termination made on or after the date of the Change in Control shall apply to any Key Executive until the expiration of two (2) years from the date of the Change in Control.

Article 9. Funding

     The Company shall pay, or cause to be paid, any severance benefit under the Plan out of general assets of the Company. Nothing contained herein shall preclude the Company from establishing a grantor trust through which assets to satisfy obligations under the Plan may be set aside to provide for benefit payments to participants in the Plan. Any assets or property held by such trust shall be subject to the claims of general creditors of the Company, but only upon the insolvency or bankruptcy of the Company and only to the extent that the assets or property held by such trust are attributable to contributions made by the Company. No person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such funds.


Article 10. Controlling Law

     The Plan shall be interpreted under the laws of the state of Illinois, except to the extent that federal law preempts such laws.


Article 11. Plan Administrator

     The Company is the Plan Administrator, and it shall have the authority to control and manage the operation of this Plan with the authority to interpret the Plan. Following a Change in Control, the Plan Administrator for purposes of any disputed claim under Article 12 shall be an independent third party selected by individuals constituting at least a majority of the Incumbent Board immediately prior to the Change in Control. The Company shall pay the expenses of such individuals in connection with such selection and shall pay the fees and expenses of the third party serving as Plan Administrator.


Article 12. Making a Claim

     (a) Submission of a Claim. In order to claim a severance benefit under this Plan, a Key Executive need only advise the Plan Administrator in writing that the Key Executive's employment with the Company has terminated, that the Key Executive claims a severance benefit under the Plan, and of the mailing address to which the severance benefit or related correspondence is to be sent.

     (b) Denial of a Claim. If a Key Executive has made a claim for benefit under this Plan and any portion of the claim is denied, the Plan Administrator will furnish the Key Executive with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary, and appropriate information concerning steps to take if the Key Executive wishes to submit the claim for review.

                The claim will be deemed accepted if the Plan Administrator does not approve the claim and fails to notify the Key Executive within ninety (90) days after receipt of the claim, plus any extension of time for processing the claim, not to exceed ninety (90) additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise the Key Executive in writing during the initial ninety (90) days if an extension is necessary, stating the special circumstances requiring the extension and the date by which the Key Executive can expect the Plan Administrator's decision regarding the claim.

     (c) Review Procedure. Within sixty (60) days after the date of written notice denying any benefits, the Key Executive or the Key Executive's authorized representative may write to the Plan Administrator requesting a review of that decision by the Company Board or the Committee for Key Executives in Executive Groups I, or by the Plan Administrator for Key Executives in Executive Group II.

                The request for review may contain such issues and comments as the Key Executive wishes to have considered in the review. The Key Executive may also review pertinent documents in the Plan Administrator's possession. The Plan Administrator, Company Board, or Committee, whichever is applicable, will make a final determination with respect to the claim as soon as practicable. The Plan Administrator will advise the Key Executive of the determination in writing and will set forth the specific reasons for the determination and the specific references to any pertinent Plan provisions upon which the determination is based.

                The claim will be deemed accepted on review if the Plan Administrator fails to give the Key Executive written notice of final determination within sixty (60) days after receipt of the request for review, plus any extension of time for completing the review, not to exceed sixty (60) additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise the Key Executive in writing during the initial sixty (60) days if any extension is necessary, stating the special circumstances requiring the extension and the date by which the Key Executive can expect the Company's decision, regarding the review of the claim.


Article 13. Legal Fees and Costs

     In the event a Key Executive initiates legal action to enforce his or her right to any benefit under this Plan, the Company shall pay all reasonable legal fees and costs incurred by the Key Executive in connection with such legal action, provided that the Key Executive prevails on any material issue that is a subject of the legal action.


Article 14. Severability

     If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan shall not be affected thereby.

     IN WITNESS WHEREOF, the Company has caused this Amended and Restated Pactiv Corporation Change-in-Control Severance Benefit Plan for Key Executives to be executed on its behalf by its duly authorized officer as of the effective date set forth above.

                                           PACTIV CORPORATION


                                           /s/ Michael O. Oliver
                                           -------------------------------------
                                           By:  Michael O. Oliver
                                           Its: Vice President & Chief Human
                                                Resources Officer